                                                                  Exhibit (c)(4)

                                November 5, 1999

SIND Holdings, Inc.
c/o Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York  10166

Dear Sirs:

     This will confirm my current intent to enter into appropriate documentation implementing (a) the arrangements summarized on the attached term sheets in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger of even date herewith by and among Synthetic Industries, Inc. (the "Company"), SIND Holdings, Inc. ("Holdings") and SIND Acquisition, Inc. (the "Agreement") and (b) an equity participation by me in Holdings at least equal to $1,600,000. The equity investment in Holdings will be through the rollover of existing stock options into new Holdings stock options. The new Holdings rollover stock options will be granted at a discount from the $33 per share Agreement price to preserve the aggregate spread on each such existing rollover option.

                                  Sincerely,

                                  /s/ Leonard Chill
                                  -----------------
                                  Leonard Chill

Accepted:

SIND Holdings, Inc.

By  /s/ Christopher J. O'Brien
    --------------------------

                                  PROJECT POLY
                       OUTLINE OF KEY COMPENSATION PLANS

Bonus Plan

  . Generally keep existing financial opportunity the same (except for promotions, etc.); provided that the Board shall review with management, on a case-by-case basis, the competitiveness of the Company's total compensation (salary, bonus, long-term compensation/ownership plan)

  . Bonuses for senior executives generally tied to EBITDA targets - minimum/maximum ranges consistent with current plan levels, as modified to the extent necessary as determined on a case-by-case basis by Investcorp and management

       - 75% of bonuses tied to EBITDA targets and based upon a sliding scale consistent with the Company's current program

       - 25% of bonuses tied to alternative performance measures (measurable or board discretion)

  . 50% of eligible bonus earned at 90% of target EBITDA, with the balance up to 100% earned pro rata up to 100% of target EBITDA; up to 125% of eligible bonus may be earned if EBITDA is 110% or more of target

  .  Can be tailored by position

  . EBITDA results are exclusive of reserve reversals if not in the budget and would be adjusted for significant acquisitions or capital infusions or accounting principle changes

Nonqualified Option Plan

  .  11% of the fully diluted ownership

  . 2.5% (of the 11%) of the plan left as "dry powder" for future management, promotions, etc.; going forward, the Board shall have the discretion to allocate remaining unallocated options

  . Allocated to management based upon recommendation of CEO/President in consultation with Investcorp

  .  Can be earned in 5 separate ways
       - Meeting 100% of EBITDA targets on an annual basis (20%/year); meeting at least 95% but less than 100% of annual EBITDA targets results in vesting of one-half of options available for vesting (i.e. 10%/year)
       - Cumulative catch-up provision for any prior year misses (applies to both 95% and 100% thresholds)
       -  Time-vested after 7 years
       -  In case of IPO, unvested options convert to time lapse options
       - In case of sale of Company, unvested options vest in whole or in part if Investcorp earns a 20% or greater fully diluted return

  .  Put/call rights

  . Option pool worth a total (net of option exercise cost) of $55 million to management in year 5 based on management's projections and a 7.5x exit multiple

Direct Side-by-Side Investment with Investcorp

  .  Buy-in at Investcorp's purchase price

  .  Rollover shares

  .  Rollover options

       -  Exchange existing in-the-money options for new in-the-money options

  .  Loan program to assist in additional share purchases by selected officers

  .  Loan program also to be available for end of term option exercises

                           MANAGEMENT ARRANGEMENTS/1/
                           --------------------------


New Stock Options
-----------------

     Number: An aggregate of 11% of fully diluted common stock, of which 2.5% will be reserved for future grants (as allocated by the Board of Directors in its sole discretion) with the balance (8.5%) to be granted at or promptly after closing.

     Exercise Price:         Per share price paid by Investcorp.

     Term:                   7 years and 30 days.

     Vesting:                (a) Up to 20% per year (the "Annual Portion") for 5
                                 years, based upon achievement of specified
                                 EBITDA performance targets. If the Company's
                                 EBITDA performance equals or exceeds 95% of a target in a given year but is less than 100% of the target, one-half of the Annual Portion for that year will vest. Options that do not vest in any year may vest in any subsequent year within such five-year period based upon cumulative results.

                             (b) Upon an Initial Public Offering ("IPO"),
                                 options that are unvested as of the IPO closing date shall thereafter vest ratably at the end of each of the following three anniversaries of the closing of the IPO. In addition, historically we have initiated a new option program (and granted additional options) upon an IPO at the IPO price.

                             (c) Upon a sale of the Company prior to an IPO (i) up to 50% of unvested options will vest if, in connection with such sale, Investcorp realizes a 20% annual internal rate of return on a fully-diluted basis, (ii) up to 75% of unvested options will vest if, in connection with such sale, Investcorp realizes a 25% annual internal rate of return on a fully-diluted basis, and (iii) up to 100% of unvested options will vest if, in connection with such sale, Investcorp realizes a 30% annual internal rate of return on a fully-diluted basis.

                             (d) Any options remaining unvested will vest 7 years from closing (without regard to any performance targets).

----------------------------

/1/ Certain modifications, as described separately, are applicable for Leonard Chill.

     Effect of Termination      Unvested options expire immediately upon
     of Employment:             termination of employment for any reason, except
                                if employment is terminated by the Company without cause, by the employee for good reason or by reason of employee's death or disability, in which case a pro rata portion (equal to the ratio the number of days elapsed in such year prior to termination bears to 365) of the Annual
                                Portion for such year will vest at the end of such year if the performance targets for such year are met. Vested options expire per Schedule
                                A.

Rollover Options
----------------
                                The existing stock options that are to be rolled over into Parent options will preserve the spread between the strike price and the acquisition price and will be fully vested. Vested rollover options will have a term of 7 years and 30 days unless terminated earlier per Schedule A.


Puts/Calls
----------

     Applicability:             Applies to rollover shares and option shares
                                (including rollover option shares).

     Call: Company may call shares upon any termination of employment prior to an IPO per Schedule B.

     Put: If the call is unexercised, under certain circumstances the Executive may require the Company to repurchase the shares per Schedule B.

     FMV: Determined in good faith by the Company's board of directors, based upon a valuation of the entire Company, without taking into account any minority or illiquidity discounts, subject to an appraisal that may be requested by the Executive. If the Executive seeks an appraisal, each of the Executive and the board of director's will select one appraiser, who shall select a third. If the valuation determined by the appraisers is less than or equal to 110% of the board's determination the Executive shall pay the entire cost of the appraisal. If such valuation is greater than 110% but less than or equal to 120%, than cost shall be borne equally by the Company and by the Executive. If the valuation is greater than 120% of the board's determination, the Company shall bear the entire cost of the appraisal.

     Cost: In the case of rollover shares and rollover option shares, Cost is equal to the per share price paid by Investcorp. In the case of new options, Cost is equal to the exercise price of such options, which shall be equal to the per share price paid by Investcorp for options granted at the time of the closing of the transactions and for a period of six months thereafter.


Other Provisions
----------------

     Withholding:               Exercise price and tax withholding obligations
                                may be satisfied by having option shares withheld.

     Tag/Drag Rights:           The rollover shares and option shares will have
                                the right to participate pro rata in a sale of the Company and Investcorp will have the right to require such participation. These tag/drag rights expire upon an IPO.

     Restrictions on            Prior to an IPO, rollover shares and option
     Transfer:                  shares will be subject to restrictions on
                                transfer with flexibility for estate planning purposes.

     Access to Trading          Following an IPO:  (i) The Company will file
     Markets Post-IPO:          an S-8 registration statement covering stock
                                option exercises, (ii) Rule 144 would generally be available and (iii) management holders of rollover shares would have piggyback registration rights to participate in secondary offerings subject to limitations.

     IPO and Secondary          Management holders of rollover shares, options
     Offerings:                 and option shares will be subject to customary
                                underwriter lock-up arrangements for the IPO and secondary offerings. Generally, participation by senior management in the IPO is not available.

Certain Definitions
-------------------

     Cause: Grounds for termination of executive for "Cause": (1) conviction of a felony or plea of guilty or nolo contendere to a felony, (2) act of fraud or dishonesty which is materially injurious to the Company, (3) willful and continual refusal to perform duties or (4) gross misconduct materially injurious to the Company.

     Good Reason:               Grounds for termination by executive for "Good
                                Reason": (1) assignment of duties or position constituting a material diminution in executive's role, responsibilities or authority,
                                (2) reduction in base salary or bonus
                                participation opportunities, (3) demand by the Company that Executive relocate to a place more than a reasonable distance (to be determined) from current location, or (4) material breach of executive's employment agreement by the Company.

  Employment                    Each Executive will enter into an employment
  ----------                    agreement with the Company on terms that are
  Agreements                    not materially inconsistent with the current
  ----------                    employment agreements; provided that if the IRS
                                asserts that any benefit payable under the Executive's current employment agreement or otherwise payable as a result of this transaction (regardless of whether a termination of employment occurs) is subject to a parachute excise tax, the Company will indemnify such Executive on a full gross-up basis. The Company and each Executive will take all reasonable steps to avoid the imposition of such tax.

                                   SCHEDULE A
                                   ----------

    Termination Event                   Unvested Options Terminate                Vested Options Terminate
Executive terminated by                        Immediately                    30 days after terminating event/(1)/
Company for Cause

Executive quits without Good                   Immediately                    90 days after terminating event/(1)/
Reason

Executive quits with Good                      Immediately/(2)/               180 days after terminating event/(1)/
Reason

Executive terminated by the                    Immediately/(2)/               180 days after terminating event/(1)/
 Company without Cause

Death or disability                            Immediately/(2)/               One year after terminating event/(1)/


/(1)/ Subject to (2) below, the options are exercisable only to the extent exercisable on the day of the terminating event.

/(2)/ A pro rata portion (equal to the ratio the number of days elapsed in such year prior to termination bears to 365) of the Annual Portion for such year will vest at the end of such year if the targets for such year are met.

                                   SCHEDULE B
                                   ----------


Call Provision                                                      Call Price
                                   ---------------------------------------------------------------------------
                                     If Within 3 Years                       If After 3 Years

Employee terminated without Cause    FMV                                     FMV

Employee leaves with Good Reason     FMV                                     FMV

Employee leaves without Good Reason  Lower of Cost or FMV/(1)/               FMV

Employee is terminated for Cause     Lower of Cost or FMV/(1)/               Lower of Cost or FMV

Death, disability, retirement        FMV                                     FMV


           Put Provision                                             Put Price
                                   -----------------------------------------------------------------------------
                                     If Within 3 Years (2 Years in the       If After 3 Years (2 Years in the
                                     case of termination without Cause)      case of termination without
                                                                             Cause)

Employee terminated without Cause    Lower of Cost or FMV/(1)/               FMV

Employee leaves with Good Reason     FMV                                     FMV

Employee leaves without Good Reason  No put                                  FMV

Employee is terminated for Cause     No put                                  No put

Death, disability, retirement        FMV                                     FMV



/(1)/ Within the 1st year, it will be at Cost

      Modifications to Synthetic Management Arrangements for Leonard Chill


The terms of the attached Management Arrangements shall be modified as they apply to Leonard Chill as described below:

Options Rollover:                 All non-qualified options to be rolled into
                                  new seven-year options, aggregating $1.6 million of rolled, in-the-money value; counsel to discuss potential tax-advantaged approach to ISOs

New Options Grant:                Granted at an exercise price equal to the the
                                  per share price paid by Investcorp in two pieces and structured to avoid adverse accounting treatment: (i) three-fifths of total grant covering years 1-3 ("Grant 1"), and (ii) two-fifths covering years 4-5 ("Grant
                                  2"); provided, however, that Grant 2 shall be operative only in the event that Chill's employment continues beyond three years

Puts/Calls:                       There shall be no puts or calls applicable to
                                  Chill's shares/options until the expiration of the term of the options (i.e. seven years);
                                  provided, however, that the Company shall have a right of first refusal with respect to Chill's shares

Effect of Death or Disability:    Notwithstanding the provisions of the option
                                  plan to the contrary, upon death or disability of Chill, 50% of Chill's unvested Grant 1 options which are capable of becoming vested based on achieving EBITDA targets for that year or a subsequent year (disregarding for this purpose vesting opportunities with respect to prior years based on cumulative results) shall vest immediately


NA993130.122/1